Exhibit 99.1

PRESS RELEASE

Autoliv Enters New Revolving Credit

Facilities Equivalent to $450 million

(Stockholm, June 23, 2010) – – – Autoliv AB, a wholly owned subsidiary of Autoliv Inc. – the global leader in automotive safety systems – has signed agreements for two new revolving credit facilities of SEK 2.0 billion (approx. $260 million) and Euro 155 million (approx. $190 million), respectively.

The SEK 2.0 billion facility is entered into with Nordea and matures in June 2017. The Euro 155 million facility is entered into with Swedish Export Credit Corporation and SEB, and matures in June 2015. EKN, the Swedish Export Credits Guarantee Board, has guaranteed each of these facilities up to 75%.

Including these facilities Autoliv Inc. now has more than $1.8 billion of unutilized long-term credit facilities in addition to cash-on-hand. The new facilities together with loan commitment from EIB signed in December 2009, total approximately $0.7 billion which amounts to two-thirds of the $1.1 billion revolving credit facility maturing in November 2012.

“Entering these facilities is in line with Autoliv’s prudent and pro-active financial policy and will stengthen our financial position for the future” says Mats Wallin, CFO Autoliv Inc.

As with all of the existing principal debt arrangements of Autoliv, Inc., the new credit facilities do not have any financial covenants, i.e. performance-related restrictions.

Inquiries:

Mats Wallin, CFO, Autoliv Inc.	Tel. +46 8 587 20 600
Hannes Wadell, Treasurer, Autoliv Inc.	Tel. +46 8 587 20 655

About Autoliv

Autoliv Inc., the worldwide leader in automotive safety systems, develops and manufactures automotive safety systems for all major automotive manufacturers in the world. Together with its joint ventures, Autoliv has 80 facilities with approximately 40,000 employees in 29 countries. In addition, the Company has ten technical centers in nine countries around the world, with 21 test tracks, more than any other automotive safety supplier. Sales in 2010 are expected to amount to US $6.6 billion. The Company’s shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on the OMX Nordic Exchange in Stockholm (ALIV sdb). For more information about Autoliv, please visit our company website at www.autoliv.com.

Autoliv Inc.	Autoliv North America
Klarabergsviadukten 70, Sec. E	26545 American Drive
P. O. Box 703 81, SE-107 24 Stockholm, Sweden	Southfield, MI 48034, USA
Tel +46 (0)8 587 20 623, Fax +46 (0)8 34 44 73	Tel +1 248 475-0427, Fax +1 801 625-6672
e-mail: henrik.kaar@autoliv.com	e-mail: ray.pekar@autoliv.com

PRESS RELEASE

Safe Harbor Statement

This press release contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). All such statements are based upon our current expectations, various assumptions, and data available from third parties and apply only as of the date of this report. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that forward-looking statements will materialize or prove to be correct as these assumptions are inherently subject to risks and uncertainties such as without limitation, changes in general industry and market conditions, credit markets, increased competition, changes in consumer preferences for end products, customer losses, bankruptcies, consolidations or restructuring, divestiture of customer brands, fluctuation in vehicle production schedules for which the Company is a supplier, continued uncertainty in program awards and performance, costs or difficulties related to the integration of any new or acquired businesses or technologies, pricing negotiations with customers, product liability, warranty and recall claims and other litigations, possible adverse results of pending or future litigation or infringement claims, legislative or regulatory changes, dependence on customers and suppliers, as well the risks identified in Item 1A “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009. Except for the Company’s ongoing obligation to disclose information under the U.S. federal securities laws, the Company undertakes no obligation to update publicly any forward-looking statements whether as a result of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Autoliv Inc.	Autoliv North America
Klarabergsviadukten 70, Sec. E	26545 American Drive
P. O. Box 703 81, SE-107 24 Stockholm, Sweden	Southfield, MI 48034, USA
Tel +46 (0)8 587 20 623, Fax +46 (0)8 34 44 73	Tel +1 248 475-0427, Fax +1 801 625-6672
e-mail: henrik.kaar@autoliv.com	e-mail: ray.pekar@autoliv.com